UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-21750

                             PrimeSource Corporation
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               (Exact name of registrant as specified in charter)

         4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey 08109
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                          Common Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]                   Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]                   Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                   Rule 12h-3(b)(2)(ii)  [ ]
                                                     Rule 15d-6            [ ]

Approximate  number of holders of record as of the certification or notice date:  1
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
PrimeSource Corporation has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: October 25, 2001               By: /s/ Jonathan File
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                                         Secretary